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                                                             EXHIBIT (a)(1)(vii)

                               FORM OF ACCEPTANCE
                            [RUSS BERRIE LETTERHEAD]

Dear Participant:

Thank you for your submission of the Letter of Transmittal in connection with the Offer to Purchase Specified Options. We confirm with this letter that we have accepted your election form and have cancelled your options elected for tender. You now have the right to receive cash in accordance with the terms of the Offer to Purchase Specified Options, which will be paid to you as soon as is practicable.

Enclosed is your Letter of Transmittal countersigned by us. This countersigned Letter of Transmittal confirms the number of shares accepted by us for tender.

If you have any questions, please contact Arnold Bloom, Vice President and General Counsel (extension 7373), Eva Goldenberg, Vice President - Human Resources (extension 7392) or John Wille, Vice President and CFO (extension
7340) at (800) 631-8465.

Thank you.

                                        Sincerely,

                                        ___________________________________